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SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.     )

Filed by the Registrant /x/
Filed by a Party other than the Registrant / /
Check the appropriate box:
/ /	Preliminary Proxy Statement
/ /	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
/ /	Definitive Proxy Statement
/x/	Definitive Additional Materials
/ /	Soliciting Material Pursuant to §240.14a-12
DIRECT FOCUS, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
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DIRECT FOCUS, INC.™

Action Alert Regarding Short Positions

To Our Shareholders:

We are writing to inform you of our concern regarding the considerable increase in short positions in our stock in recent months. During the past year, short positions have increased from under 47,000 shares in April 2000 to over 3.6 million shares in March 2001.

The increase in short positions is putting pressure on the market value of our stock at a time when our Company's performance has been strong.

We believe it is not in the best interests of our company or its shareholders to have a significant short position in our Company's stock. We want to inform you of actions that you as a shareholder can take, if you agree with us, to help protect your stock so that short sellers cannot borrow your stock. First, in order for a short seller to borrow your stock, it must be held in a street name (in a brokerage account). Therefore, we encourage you, wherever possible, to obtain certificates for your stock and hold them in your name. Second, if you wish to keep your stock in street name (a brokerage account), an alternative is to notify your broker not to lend your stock to short sellers. For your convenience, we have included a form that can be sent to your broker with these instructions.

We strongly encourage that you take the actions necessary to help us maintain and enhance shareholder value in Direct Focus. Please help us help you.

If you have any questions, please call our investor relations department at (206) 320-1231.

Thank you for your support.

Sincerely,

Brian Cook
President and CEO

Enclosure—Instruction Form

DIRECT FOCUS, INC.
1400 NE 136th Avenue Vancouver, WA 98684
(360) 694-7722 Phone—(360) 694-7755 Fax

TO:
Name of Broker
Address
City, State, Zip Code

INSTRUCTIONS FOR STOCK HELD IN STREET NAME:

I am writing in regard to the shares of Direct Focus (NASDAQ: DFXI) in my account held in street name. Please note in your records that these shares should not be made available to cover positions held by short sellers under any circumstances.

Please confirm in writing your receipt of these instructions and your compliance with them.

Sincerely yours,

Signature
Date
Name
Address
City, State, Zip Code
Account Number

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Action Alert Regarding Short Positions